Exhibit 99.1

QUARTERLY REPORT June 2022 1 Highlights FINANCIAL AND CORPORATE ➢ Record quarterly Group Revenue of $1,033 million, up 9.0% on the previous record of $947 million for the March quarter. ➢ Record H1 2022 Group Revenue of $1,980 million, up 147% compared to the same period in prior year. ➢ H1 2022 Dividend payments completed in April and June, totaling $351 million. ➢ Closing Cash of $486 million and Net Cash of $171 million at 30 June 2022. ➢ H1 2022 Group Capital Expenditure was $91.5 million. ➢ H1 2022 Group Average Mining Costs Per Tonne Sold were $85.2 per tonne, principally impacted by inflationary pressures and wet weather. H2 2022 costs are expected to be lower, with production plans weighted to the second half of the year. ➢ S&P Dow Jones Indices announced the inclusion of Coronado in the S&P / ASX 200 index effective 20 June 2022. ➢ Coronado released its 2021 Sustainability Report, revealing a heightened focus on the environment and climate including emission reduction plans and targets. SAFETY AND PRODUCTION ➢ Australia TRIFR of 4.08 and U.S. TRIR of 2.01 as of 30 June 2022, both regions below industry averages and reflect improvements over same period in 2021. ➢ Group ROM production for the June quarter was 5.5 Mt, down 18.0% on the March quarter primarily due to elevated wet weather in the Bowen Basin. ➢ Group Saleable production for the June quarter was 3.3 Mt, down 22.5% on the March quarter. ➢ Successfully completed planned major maintenance of the CHPP and two draglines at Curragh aligned with H2 2022 weighted production profile. ➢ Commenced high-wall mining operations at Curragh North in July. COAL SALES ➢ Group Sales volumes for the June quarter were 3.9 Mt, down 9.9% compared to the March quarter. ➢ Record quarterly Group Realised Price Per Tonne of Met Coal Sold of $321.2 per tonne (mix of FOR / FOB / Domestic pricing), up 20.5% compared to the March quarter. ➢ Met Coal prices corrected in the June quarter but remain well above historical averages. ➢ Met Coal sales comprised 97% of Coal Revenues in the June quarter. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc. is a leading international producer of high-quality Met Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Met Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue-chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. Coronado will release its 2022 Half Year results and Quarterly Report on Form 10-Q for the period ended 30 June 2022 with the ASX and SEC on 9 August 2022 (AEST).

Message from the CEO Gerry Spindler, Chief Executive Officer 2 Coronado completed the first half of 2022, achieving a number of signficant milestones. The business has delivered record revenues, record price realisations and distributed $351 million in cash dividends to Shareholders, all while maintaining a strong balance sheet, healthy liquidity levels and retaining a Net Cash position at 30 June 2022. In addition, Coronado has improved its reportable safety rates year-on-year; released its fourth Sustainability Report, including emission reduction plans and targets; completed key planned maintenance activities; entered the S&P / ASX 200 index for the first time; and continued to reinvest capital into its existing high quality Met Coal operations to underpin second half weighted production in 2022 and beyond. These considerable achievements were produced despite headwinds in the form of significant wet weather events in Queensland and growing global inflationary cost pressures. These unforeseen events, outside of our control, have contributed to higher mining costs during the quarter. While we anticipate reducing costs in the second half of 2022 in line with increased production, our full-year Average Mining Costs Per Tonne Sold guidance has been revised upwards to $79 - $81 per tonne. Nevertheless, as the business enters the second half of 2022, I remain extremely confident in our ability to weather these headwinds and continue to provide enhanced value and returns to all Shareholders. Q2 2022 Operational Overview As of 30 June 2022, our Australian TRIFR was 4.08, down from 5.63 at 30 June 2021, representing a 28% year-on-year improvement. The U.S. operations recorded a TRIR of 2.01 at the end of June 2022, compared to a rate of 3.04 at 30 June 2021, representing a 34% improvement. Safety results have improved year-on-year due to several factors including hazard identification and critical control verification programs, effectiveness audits and enhanced training programs. Reportable rates in Australia and the U.S. remain below the relevant industry averages. Coronado completed the second quarter with Group ROM coal production of 5.5 Mt (down 18.0%), saleable production of 3.3 Mt (down 22.5%) and sales volumes of 3.9 Mt (down 9.9%) compared to the March quarter. Wet weather in the Bowen Basin during the June quarter had a significant impact on our Curragh operations. The town of Blackwater, the nearest town to Curragh, received 213mm of rain in the quarter, representing nearly a 300% increase on the 10-year rainfall average for the area. The consistent rain from late April and through May was a key contributor to the lower production volumes. However, despite the weather impacts, Curragh successfully completed major planned maintenance activities on the CHPP and two Draglines in the quarter. At our Buchanan mine, the longwall progressed through a rock intrusion in April that is now safely behind us. While ROM tonnages were not materially impacted in the quarter, the mine did realise lower yields resulting in lower saleable production. While we expect to recover some of the unplanned impacts to production, given Curragh’s second-half 2022 weighted production plans, full-year 2022 production is anticipated to be at the lower end of the guidance range of 18.0 – 19.0 Mt. Balance Sheet and Liquidity Coronado reports record quarterly and half-year revenue of $1,033 million and $1,980 million respectively. Half-year revenues are up 147% compared to the first half of 2021 and reflect the significant improvement in Met Coal markets compared to early 2021. Met Coal sales in the June quarter make up 97% of total coal revenues reinforcing our position as the world’s leading pure-play Met Coal company. The strong price environment experienced in the first half of the year saw Coronado distribute $351 million in dividends to Shareholders in the June quarter and retain a Net Cash balance of $171 million and Available Liquidity of $586 million at 30 June 2022. Coronado has returned more than $1 billion to Shareholders since listing on the ASX in 2018. Metallurgical Coal Markets The average PLV HCC FOB AUS price index for the June quarter decreased 8.3% over the prior quarter. Seaborne Met Coal prices corrected during the June quarter with the PLV HCC FOB AUS price ending June at $302 per tonne after reaching a record high price of $670 per tonne in March. Met Coal prices are being impacted negatively due to improving Met Coal supply, the slower global growth outlook impacting demand, expectations of higher inflation, and a continuation of the COVID-19 lockdowns in China. Met Coal prices and revenues for shipments from our U.S. and Australian operations reached record levels during the quarter due to our contracts generally being on a three- month lag basis. Given that index prices remained above $300 per tonne in the June quarter and the discounts for lower quality products are smaller, Coronado expects strong price realisations in the September quarter. For the rest of 2022, Coronado anticipates Met Coal prices to remain above historical averages due to the ongoing trade constraints for Russian coal and elevated thermal coal demand and prices. Our high-quality products, combined with our unique geographical diversification, provide our business with the ability to continue to ship cargoes to China, and also the ability to take advantage of the current price arbitrage noted in the market to maximise price realisations.

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Jun Q22	Mar Q22	Change	Jun 2022 YTD	Jun 2021 YTD	Change
ROM Production	**Mt**	**5.5**	**6.7**	**(18.0%)**	**12.2**	**13.7**	**(11.0%)**
Australia	Mt	2.3	3.5	(33.2%)	5.8	7.2	(20.0%)
USA	Mt	3.2	3.2	(1.8%)	6.4	6.5	(0.9%)
Saleable Production	**Mt**	**3.3**	**4.2**	**(22.5%)**	**7.5**	**8.8**	**(14.8%)**
Australia	Mt	1.9	2.7	(29.7%)	4.5	5.7	(20.2%)
USA	Mt	1.4	1.6	(10.2%)	3.0	3.1	(4.9%)
% Met Coal	**%**	**83.1%**	**78.4%**	**4.7%**	**80.4%**	**82.4%**	**(2.0%)**
Sales Volumes	**Mt**	**3.9**	**4.4**	**(9.9%)**	**8.3**	**8.9**	**(7.0%)**
Australia	Mt	2.3	2.8	(16.5%)	5.1	5.7	(11.0%)
USA	Mt	1.6	1.6	1.8%	3.2	3.2	0.3%
Sales Mix							
Met Coal	%	78.9%	76.9%	2.0%	77.8%	82.7%	(4.9%)
Thermal Coal	%	21.1%	23.1%	(2.0%)	22.2%	17.3%	4.9%
Export Sales	%	66.9%	68.0%	(1.1%)	67.4%	76.0%	(8.6%)
Domestic Sales	%	33.1%	32.0%	1.1%	32.6%	24.0%	8.6%
AU- Realised Met Price (FOB)	US$/t	357.4	305.8	16.9%	329.4	99.6	230.7%
PLV HCC FOB AUS Index Price	US$/t	445.5	485.7	(8.3%)	466.8	132.3	252.9%
% of PLV HCC FOB AUS Index	%	80.2%	63.0%	17.2%	70.6%	75.3%	(4.7%)
US - Realised Met Price (FOR)	US$/t	286.2	220.0	30.1%	253.5	100.0	153.5%
% of PLV HCC FOB AUS Index	%	64.2%	45.3%	18.9%	54.3%	75.6%	(21.3%)
Group - Realised Met Price (combination of FOB / FOR)	US$/t	321.2	266.5	20.5%	292.8	99.8	193.4%
% of PLV HCC FOB AUS Index	%	72.1%	54.9%	17.2%	62.7%	75.4%	(12.7%)

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

ROM coal production for the Group in the June quarter was 5.5 Mt, 18.0% lower than the March quarter.

Saleable production for the Group of 3.3 Mt was 22.5% lower than the March quarter. Saleable production from the U.S. of 1.4 Mt was 10.2% down compared to the March quarter primarily due to lower yields from the Buchanan mine as the longwall progressed through a rock intrusion in April and undertook some mechanical repairs. The intrusion experienced is now behind us at Buchanan. Saleable production from Australia of 1.9 Mt was 29.7% down compared to the March quarter primarily due to significant wet weather events. The Bowen Basin experienced above-average rainfall in the June quarter. The town of Blackwater, the nearest town to Curragh, received 213mm of rain in the quarter, representing nearly a 300% increase on the 10-year rainfall average for the area. The consistent rain from late April and through May was a key contributor to the lower production volumes and higher mining costs per tonne.

Despite the impacts of the Bowen Basin rain events, Curragh successfully completed major planned maintenance activities on the CHPP and two Draglines in the June quarter. Completion of this maintenance aligns with the mine's second-half 2022 weighted production plans. During the quarter, Curragh also significantly progressed the conversion of four fleets to Coronado operator model and has now commenced high-wall mining operations in Curragh North. The mine's focus on waste movement in the first half of the year is evident, with waste movement YTD broadly aligned with the same period in the prior year despite heavy rain (June 2022 YTD: 88.0 Mbcms vs June 2021 YTD: 90.9 Mbcms).

June quarter sales volumes for the Group were 3.9 Mt, 9.9% lower than the March quarter. Sales from the U.S. were 1.6 Mt, up 1.8% on the prior quarter and sales from Curragh of 2.3 Mt were 16.5% lower than the prior quarter. Impacts to production did not fully translate to sales as the operations utilised existing stockpiles where possible to meet shipments.

3

4 The Group Realised Price Per Tonne of Met Coal Sold for the June quarter (mixture of FOB / FOR / Domestic pricing) was a record $321.2 per tonne, an increase of 20.5% from the March quarter. Australia’s Realised Price Per Tonne of Met Coal Sold was $357.4 per tonne (FOB) for the June quarter, an increase of 16.9% compared to the previous quarter and a new record. Similarly, the U.S. operations achieved a record Realised Price Per Tonne of Met Coal Sold for the June quarter of $286.2 per tonne (mixture FOR / Domestic fixed) that was 30.1% higher than the prior quarter. Source: S&P Global Platts As a percentage of total sales for the June quarter, export sales were 66.9%, down 1% from the previous quarter. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues in the June quarter was 97.4%. 302.00 317.50 394.00 0.00 100.00 200.00 300.00 400.00 500.00 600.00 700.00 USD Price per Metric Tonne Metallurgical Coal Price PLV HCC FOB AUS LV HCC FOB USEC PLV HCC CFR China 67% 19% 14% Q2 FY22 Sales Volume Mix Export US Domestic AUS Domestic 97% 3% Q2 FY22 Revenue Mix Metallurgical Coal Thermal Coal

5 Financial and Corporate H1 2022 Group revenues were at record levels of $1,980 million and reflect a 147% increase over H1 2021 Group revenues of $800.4 million. June quarter revenue was $1,033 million, up 9.0% compared to the March quarter, a new quarterly record for Coronado. H1 2022 Average Mining Costs Per Tonne Sold for the Group was $85.2 per tonne. Higher mining costs per tonne are attributable to inflationary pressures, wet weather events resulting in lost production at Curragh, and the completion of planned major maintenance activities at Buchanan and Curragh. The Company expects H2 2022 Average Mining Costs Per Tonne Sold to be lower as production plans are weighted to the second half of the year. H1 2022 Capital Expenditure of $91.5 million was up 74.9% on H1 2021 ($52.3 million). As previously guided, FY22 Capital Expenditure is expected to be higher than 2021, as the Group invests in capital works while pricing remains elevated to increase production rates in the second half of 2022 and future years from the Australian and U.S. operating segments. On 8 April 2022 and 21 June 2022, Coronado completed the payment to Shareholders of the 9 cents per CDI unfranked ordinary dividend and 11.9 cents per CDI unfranked special dividend, respectively. The total dividends of $351 million were settled in the June quarter and were paid to Shareholders from available cash. After payment of the dividends, Coronado has returned more than $1 billion to Shareholders since the IPO. Strong cash flow generation in the June quarter saw Coronado maintain a strong Balance Sheet and healthy liquidity. As of 30 June 2022, the Company’s Net Cash position was $171 million, consisting of a closing cash balance of $486 million and $314 million aggregate principal amount of 10.750% Senior Secured Notes due 2026. Coronado has Available Liquidity of $586 million as of 30 June 2022, comprising cash and cash equivalents (excluding restricted cash) and undrawn available borrowings under our senior secured asset-based revolving credit facility dated 12 May 2021. Coronado will release its 2022 Half Year results to the market on 9 August 2022 (AEST). Queensland Royalties On 21 June 2022, the Queensland state government announced an unexpected increase in coal royalties under an amended royalty regime. Coronado is disappointed by the increase in royalties and supports commentary from the Queensland Resources Council, which has articulated the risks of raising royalties without industry consultation and the negative impact these higher taxes will have on investment. While the sector has benefitted from the recent strong pricing cycle, royalties paid to the state government under the now legacy royalty arrangements have also been highly elevated. Companies will always consider investment decisions on a case-by-case basis, and the imposition of additional royalties on the coal industry in Queensland puts it at a competitive disadvantage to lower-cost jurisdictions within Australia and overseas. Coronado continues to be a significant employer of choice in Queensland and already makes substantial economic contributions to both federal and state government and the community. We continue to pay our share of royalties, corporate tax, payroll tax, land tax, tenement rentals, and financial provisioning scheme deposits. Unlike some of our peers, Coronado is a geographically diversified Met Coal producer with operations in Queensland and the U.S. Our high-quality Buchanan and Logan Met Coal mines in the U.S. will not be impacted by this royalty increase. As Queensland royalties are determined on a tiered structure linked to price, Coronado estimates the implied royalty rate for the Curragh mine, assuming a total realised coal price of US$250/tonne under the new structure, equates to approximately 20%. Under the legacy royalty structure, the implied rate at this price level was approximately 12%. Coronado estimates the H2 2022 impact on earnings from the policy change would be approximately US$50 million post- tax based on current spot prices.

6 Guidance Update Coronado provides the following update to guidance for FY2022: Original FY22 Guidance Revised FY22 Guidance Saleable Production (Mt) 18.0 – 19.0 (a) Average Mining Costs Per Tonne Sold ($) 69.0 – 71.0 (b) Capital Expenditure ($m) 170 – 190 (c) a) Saleable Production for FY2022 is expected to be at the low-end of original market guidance due to wet weather events experienced at Curragh in the first half of 2022. b) Average Mining Cost per Tonne Sold guidance for FY2022 is revised to $79.0 - $81.0 due to unforeseen events outside of our control including global inflationary pressures exceeding original budget estimates and YTD wet weather impacts and geological issues impacting production. Inflation levels at 30 June 2022 in the U.S. reached a 40 year high of 9.1% and in Australia at 31 March 2022 reached 5.1% and are expected to remain at elevated levels for the balance of 2022. Coronado anticipates that these increases will be partly mitigated by lower FX and incremental productivity improvements in H2 2022. c) Capital Expenditure is expected to be at the top-end of original market guidance due in part to global inflationary pressures, but also due to Coronado investing in existing operations given the strong cash flow generation from elevated prices in the first half of 2022.

7 Sustainability On 19 May 2022, Coronado released its fourth Sustainability Report, revealing a heightened focus on the environment and climate and a significant ongoing commitment to its people and communities. The report, which summarises Coronado’s performance for the financial year ended 31 December 2021, highlights our commitment to sustainability through new targets, including a 30% reduction in greenhouse gas emissions by 2030, as part of Coronado’s directional intent to be net zero by 2050. Coronado further advanced its action plan on greenhouse gas emissions, partially reporting against the Task Force on Climate-Related Financial Disclosures (TCFD) for the first time as part of its key strategic focus on reducing emissions and climate-related risks. Coronado is also proud to have maintained its record of zero cultural heritage and significant environmental incidents in 2021, along with increased use of recycled water and commercial and industrial waste recycling. Coronado recognises its pivotal role in meeting the growing demand for steel globally. Steel is an essential material in creating future green technologies, including electric vehicles, solar panels and wind turbines. As technologies evolve and new solutions are found, we will leverage these, in addition to our identified projects, to achieve our emissions reduction goals. Coronado strives to be a socially and environmentally conscious employer, putting its people and their communities first. Underpinned by the core values of Collaboration, Accountability, Respect, and Excellence, Coronado continues to engage with local communities positively, support a diverse, inclusive culture and put safety and wellbeing at the centre of its operations. The 2021 Sustainability Report can be accessed at https://coronadoglobal.com/environment-social-governance/.

8 Operational Overview and Outlook Health and Safety The safety and well-being of our workforce continue to be Coronado’s number one priority. In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 30 June 2022 was 4.08, compared to 5.63 at 30 June 2021, reflecting a 28% year- on-year improvement. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) at 30 June 2022 was 2.01, compared to 3.04 at 30 June 2021, reflecting a 34% year-on-year improvement. Reportable rates in Australia and the U.S. remain below the relevant industry averages. New and revised health and safety initiatives across all Coronado operations continue to be implemented quarterly. In Australia, Curragh continued to reinforce the importance of safety during the quarter by developing and communicating to the workforce ‘Our Life-Saving Rules’. These rules apply to all employees and contractors on site and reinforce to everyone that safety is our priority and our key accountability. In the U.S., we continued to focus on training our existing workforce and developing new miners. This has resulted in 9,500 man hours of discretionary training that has helped set solid expectations for new hires and articulate Coronado’s safety culture and focus. Australia (Curragh) ROM production for the June quarter was 2.3 Mt (33.2% lower), saleable production was 1.9 Mt (29.7% lower), and sales volume was 2.3 Mt (16.5% lower) compared to the March quarter. The Curragh mine, along with most of the Bowen Basin, was significantly impacted by wet weather during the June quarter. Blackwater, the nearest town to Curragh, received 213mm of rain in the quarter, representing nearly a 300% increase on the 10-year rainfall average for the area. At the height of the rain event, the mine was evacuated due to road closures and flooding in surrounding areas to ensure the safety of our people travelling to and from site. The consistent rain from late April through May was a key contributor to the lower production volumes. During the June quarter, Curragh successfully completed major planned maintenance activities on the CHPP and two Draglines, successfully transitioned three fleets to Coronado management, and continued box-cut efforts. Completion of these critical works aligns with the mines second-half 2022 production plans. In the June quarter, Curragh’s Realised Price Per Tonne of Met Coal Sold was $357.4 per tonne (FOB), 16.9% higher than the March quarter and a record for the segment. Curragh seaborne contracts are traditionally negotiated every quarter concerning the average prior three-month index. Given benchmark index prices remained above $300 per tonne throughout the June quarter and the current discounts for lower quality Met Coal products are much smaller, Coronado expects strong Met Coal realisations in the September quarter. Curragh’s focus for the remainder of 2022 is to deliver strong second-half weighted production by driving operational performance to the mine plan. Following the completion of crucial maintenance activities and wet weather, the month of June was Curragh’s best production month YTD. The focus for all employees and contractors is to replicate these rates in H2 2022. The conversion of four contractor fleets to a Coronado operating model at Curragh North is nearly complete. Once complete, we expect that this will drive greater efficiencies, as will the continued provision of mining services by Golding at Curragh Main to the end of 2026. High-wall mining operations also commenced at Curragh North in July. United States (Buchanan and Logan) ROM production for the June quarter was 3.2 Mt (1.8% lower), saleable production was 1.4 Mt (10.2% lower) and sales volume was 1.6 Mt (1.8% higher) compared to the March quarter. Production impacts were due to lower yields at the Buchanan mine as the longwall progressed through a rock intrusion in April. More minor incremental impacts from mechanical repairs and some downtime at Logan due to storm-related utility power outages were also noted. Sales volumes mirrored prior quarter utilising existing stockpiles. In the June quarter, the U.S. Realised Price Per Tonne of Met Coal Sold was $286.2 per tonne, 30.1% higher than the March quarter and a new record for the segment. U.S. price realisations reflect most export tonnages being sold on a FOR basis and one-third of production sold under annual domestic contracts at an average price of $187 per tonne. The focus for the U.S. operations entering the second half of the year is to continue to optimise production levels to meet the strong demand for U.S. sourced coal, particularly in China and Europe. Compared to other Met Coal producers, Coronado maintains a competitive advantage given its geographical diversification and ability to access the Chinese market, plus the ability to take advantage of the existing Met Coal pricing arbitrage, which sees the U.S. and Chinese benchmark prices trading at a premium to the Australian index. The Greenbrier mine remains idle and held for sale. Negotiations with various third parties for the sale of the mine continue.

This announcement was authorised for release by the Board of Coronado Global Resources Inc. For further information, please contact: Corporate Media Andrew Mooney Helen McCombie P +61 458 666 639 Citadel Magnus E amooney@coronadoglobal.com P +61 411 756 248 E hmccombie@citadelmagnus.com Coal Market Outlook The benchmark PLV HCC FOB AUS average index price for the June quarter was $445 per /tonne (March Quarter: $485 per tonne), while the benchmark LV HCC FOB USEC average index price for the June quarter was $431 per tonne (March Quarter: $413 per tonne). Interest in spot cargoes of Met Coal reduced significantly in June as steel production decreased globally and Australian coal supply improved. COVID-19 lockdowns in China have also led to disruptions to logistics along the steel value chain, including supply of steel to end-users and raw materials to steel mills, lowering domestic steel and Met Coal demand in the short term. Coronado Met Coal remains in high demand. Our high- quality products and unique geographical diversification allow us to switch products into different geographical markets or market segments that provide the highest return. For example, moving U.S. production from China to Europe, or high-volatile coking coals marketed as thermal coals, to take advantage of current unique market fundamentals created by the trade restrictions on Russian coal. For the remainder of 2022, Coronado expects Met Coal demand to be balanced between downward pressure on steel demand due to the current global growth outlook and upward pressure from the seaborne coal trade restrictions on Russian coal. Despite the uncertainties, Met Coal prices are expected to remain above historical averages supported by the global automotive sector improving as the supply crunch eases and high energy costs benefit thermal coal prices, providing support to Met Coal prices. Exploration & Development In the June quarter, Coronado continued plans and strategies to develop a new underground Met Coal mine in southwest Pennsylvania. Met Coal from the proposed Mon Valley mine will ultimately be produced from the Upper Freeport Coal Seam in the safest, lowest-cost, and most environmentally responsible manner. Mon Valley retains 134 Mt of marketable Met Coal reserves. It is envisaged that this project will create a significant number of new permanent jobs in the region, have a minimal footprint of surface facilities, and supply high quality Met Coal to U.S. customers for the manufacture of steel. Limited work has been performed on the project YTD however Coronado plans to continue planning and permitting and associated exploration works in the second half of 2022. At our existing U.S. operations, construction of Buchanan’s raw coal storage expansion has commenced, and Logan’s Winifrede Met Coal operation is scheduled to begin in the September quarter. At our Curragh Complex, no exploration drilling works were completed in the quarter, although planning for additional reserve and gas drilling is planned for later in the year. Capital plans at the mine continue in accordance with existing expansion plans to reach 13.5 Mtpa by 2025. Reporting Calendar Report Date HY22 Financial Results / Form 10-Q 9 August 2022

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K filed with the ASX and SEC on 23 February 2022 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Jun Q22	Mar Q22	Change	Jun 2022 YTD	Jun 2021 YTD	Change
ROM Production	**Mt**	**5.5**	**6.7**	**(18.0%)**	**12.2**	**13.7**	**(11.0%)**
Curragh	Mt	2.3	3.5	(33.2%)	5.8	7.2	(20.0%)
Buchanan	Mt	1.6	1.7	(5.8%)	3.3	3.5	(3.9%)
Logan	Mt	1.6	1.5	3.0%	3.1	3.0	2.3%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Saleable Production	**Mt**	**3.3**	**4.2**	**(22.5%)**	**7.5**	**8.8**	**(14.8%)**
Curragh	Mt	1.9	2.7	(29.7%)	4.5	5.7	(20.2%)
Buchanan	Mt	0.9	1.0	(17.2%)	1.9	2.1	(9.8%)
Logan	Mt	0.5	0.5	3.5%	1.1	1.0	5.7%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Sales Volumes	**Mt**	**3.9**	**4.4**	**(9.9%)**	**8.3**	**8.9**	**(7.0%)**
Curragh	Mt	2.3	2.8	(16.5%)	5.1	5.7	(11.0%)
Buchanan	Mt	1.1	1.0	5.1%	2.1	2.1	1.0%
Logan	Mt	0.5	0.5	(2.6%)	1.0	1.0	(2.0%)
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle and held for sale. YTD sales volumes relates to stockpile coal sales.

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11 Reconciliation of Non-GAAP financial measures This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by sales volumes; and (iii) Net Cash, which we define as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of 10.750% senior secured notes due 2026. We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine. Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below: For the six months ended 30 June 2022 (In US$000, except for volume data, unaudited) Total Consolidated Total costs and expenses 1,217,696 Less: Selling, general and administrative expense (18,252) Less: Depreciation, depletion and amortization (86,226) Total operating costs 1,113,218 Less: Other royalties (162,380) Less: Stanwell rebate (69,585) Less: Freight expenses (126,290) Less: Other non-mining costs (83,489) Total mining costs 671,474 Sales Volume excluding non-produced coal (MMt) 7.9 Average Mining Costs Per Tonne Sold 85.2 A reconciliation of Net Cash is shown below for each of the periods presented in this report: 30 June 2022 (In US$000, except for volume data, unaudited) Total Consolidated Cash and restricted cash 485,884 Less: Restricted cash (251) Cash and cash equivalents (excluding restricted cash) 485,633 Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026 (314,453) Net Cash 171,180

A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

	For the three months ended 30 June 2022		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**578,388**	**454,316**	**1,032,704**
Less: Other revenues	(10,042)	(1,665)	(11,707)
Total coal revenues	**568,346**	**452,651**	**1,020,997**
Less: Thermal coal revenues	(25,001)	(1,793)	(26,794)
Met Coal revenues	**543,345**	**450,858**	**994,203**
Volume of Met Coal sold (Mt)	1.5	1.6	3.1
Realised Price Per Tonne of Met Coal Sold	**$357.4/t**	**$286.2/t**	**$321.2/t**

	For the six months ended 30 June 2022		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,183,686**	**796,143**	**1,979,829**
Less: Other revenues	(19,042)	(3,162)	(22,204)
Total coal revenues	**1,164,644**	**792,981**	**1,957,625**
Less: Thermal coal revenues	(67,291)	(4,402)	(71,693)
Met Coal revenues	**1,097,353**	**788,579**	**1,885,932**
Volume of Met Coal sold (Mt)	3.3	3.1	6.4
Realised Price Per Tonne of Met Coal Sold	**$329.4/t**	**$253.5/t**	**$292.8/t**

	For the six months ended 30 June 2021		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**489,726**	**310,641**	**800,367**
Less: Other revenues	(17,527)	(1,874)	(19,401)
Total coal revenues	**472,199**	**308,767**	**780,966**
Less: Thermal coal revenues	(44,089)	(3,311)	(47,400)
Met Coal revenues	**428,110**	**305,456**	**733,566**
Volume of Met Coal sold (Mt)	4.3	3.1	7.4
Realised Price Per Tonne of Met Coal Sold	**$99.6/t**	**$100.0/t**	**$99.8/t**

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Glossary

A$	Australian dollar currency
ABL	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 12 May 2021 ("ABL facility")
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
H1	Half Year 1 January to 30 June
H2	Half Year 1 July to 31 December
IPO	Initial Public Offering
Index	Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
Net Cash	Refer Non-GAAP Financial Measures section
Realised Price Per Tonne of Met Coal Sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
Sales Volumes	Sales to third parties
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 30 June 2022

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